FOR IMMEDIATE RELEASE
Alexander & Baldwin Announces 10% Increase in Common Stock Dividend

Honolulu (Jul. 26, 2022) – The Board of Directors of Alexander & Baldwin, Inc. (NYSE:ALEX) approved a third quarter 2022 dividend of $0.22 (twenty-two cents) per share, an increase of two cents per share from the second quarter 2022 dividend of $0.20 per share, and the third consecutive quarterly rate increase. The quarterly dividend increase reflects strong second quarter commercial real estate results and expected performance for the remainder of 2022. The dividend is payable on October 5, 2022, to shareholders of record as of the close of business on September 19, 2022.

“We are pleased with the continued strong performance of our portfolio, which allows the Board to increase our dividend again this quarter,” said Chris Benjamin, A&B President and Chief Executive Officer.

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About Alexander & Baldwin, Inc.
Alexander & Baldwin, Inc. (NYSE: ALEX) (A&B) is the only publicly-traded real estate investment trust to focus exclusively on Hawai‘i commercial real estate and is the state's largest owner of grocery-anchored, neighborhood shopping centers. A&B owns, operates and manages approximately 3.9 million square feet of commercial space in Hawai‘i, including 22 retail centers, 12 industrial assets and 4 office properties, as well as 141 acres of ground leases. A&B is expanding and strengthening its Hawai‘i CRE portfolio and achieving its strategic focus on commercial real estate by monetizing its remaining non-core assets. Over its 152-year history, A&B has evolved with the state's economy and played a leadership role in the development of the agricultural, transportation, tourism, construction, residential and commercial real estate industries. Learn more about A&B at www.alexanderbaldwin.com.

Contact:
A&B Investor Relations
(808) 525-8475
investorrelations@abhi.com